EXHIBIT 23.1

CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

We have issued our report dated March 31, 2005 accompanying the financial statements and supplemental information of Resource America, Inc. Investment Savings Plan on Form 11-K for the year ended September 30, 2004. We hereby consent to the incorporation of said report in the Registration Statement of Resource America, Inc. on Form S-8 (File No.333-03077, effective May 05, 1996).

/s/ GRANT THORNTON LLP

Cleveland, Ohio

May 12, 2005